EXHIBIT 99.2

 Introduction of ComPACTCombination Pan-Antigen Cytotoxic Therapy  June 15, 2015

ImPACT Immunotherapy Platform

Specifically Activates Pan-Antigen CD8+ T-Cells to Kill Tumor Cells



① Intradermal Injected *ImPACT* Cells
Gp96-Ig+TAA
ImPACT Cells
② *ImPACT* cells secrete Gp96-Ig chaperone + tumor antigens (TAA)
Gp96-Ig+TAA
Dendritic Cells
③ Dual antigen carrier & adjuvant activates Dendritic Cells
CD8+ T-Cells
Dendritic Cells
④ Selectively activate CD8+ T-Cells
CD8+
CD8+
CD8+
CD8+
Tumor Cells
⑤ CD8+ T-cells circulate & eliminate tumor cells

Heat Biologics

2

 Combination Immunotherapy Design Objectives  We all know that combination immunotherapy will provide superior clinical benefit than any single checkpoint, co-stimulator or vaccine can as monotherapy. How can we implement combination therapy:1. In the simplest and most efficacious way2. With the lowest possible toxicity3. With a simpler cost structure than 1+1+n mAbs/biologics  *

 ComPACT DesignCombination Pan-Antigen Cytotoxic Therapy  *

 gp96-Ig  Fc-OX40L  *

 Construct Prioritization Scheme  There are multiple co-stimulatory receptors that may synergize with gp96-Ig based vaccines. Feasibility was performed by examining the immune response in animals treated with vaccine in combination with agonist antibodies  *

 ComPACT Characterization  *

 Feasibility Question  Antibodies rapidly distribute systemically, and produce systemic effectsWith ComPACT, Fc-OX40L is local just in the injection siteCan high enough concentrations be achieved to have an effect?  *

 ComPACT Enhances CD8 Proliferation   Following primary immunization, locally secreted Fc-OX40L (in ComPACT) produces superior antigen-specific CD8+ T cell expansion than vaccines combined with OX40 antibodies  *

 Kinetics of CD8+ T Cell Response  *

 ComPACT Increases Specificity  ComPACT leads to increased antigen-specific CD8 cellsOX40 antibodies also lead to non-specific increases in CD4 cells and T regulatory cells  *

 ComPACT Increases CD8+ Memory  The increase in antigen-specific CD8 cells seen with ComPACT is associated with an increase in memory precursor cells (CD127+KLRG1-), not seen with OX40 antibodies  *

 ComPACT Increases Ag-Specific CD8+ Activation  OX40 antibodies lead to increased activation of both Ag-specific and non-specific CD8, while ComPACT activates only Ag-specific CD8 cells  *

 Therapeutic Tumor Immunity  ComPACT leads to improved survival in a mouse colon cancer model, similar to OX40 antibody combined with vaccine  *

Summary

- ✓ Incorporation of OX40L-Fc into a gp96-Ig vaccine vector is feasible
- ✓ This construct leads to enhanced antigen-specific immunity at both priming and boosting
- ✓ The immune-stimulatory effect of *ComPACT* is superior to separate administration of vaccine and OX40 agonist antibody
- ✓ This is due to enhanced specificity, with OX40 antibodies causing systemic cytokine release and off-target proliferation
- ✓ Heat plans to file its first IND for the *ComPACT* platform in 2H 2016

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Heat Biologics

*  ComPACT Video